Exhibit 99.1

Codorus Valley Bancorp, Inc.

Declares Quarterly Cash Dividend

and 5 Percent Stock Dividend

FOR IMMEDIATE RELEASE -- York, Pennsylvania – October 10, 2018

On October 9, 2018, the Board of Directors of Codorus Valley Bancorp, Inc. (Nasdaq: CVLY), the parent company of PeoplesBank, A Codorus Valley Company, declared a regular quarterly cash dividend of $0.155 per common share, payable on November 13, 2018, to shareholders of record at the close of business on October 23, 2018. Including the dividend that was just declared, cash dividends for the year 2018 will total $0.62 per share, representing an increase of $0.10 or 20 percent as compared to 2017 cash dividends as adjusted for the 2017 stock dividend. Also on October 9, 2018, a 5 percent common stock dividend was declared, payable on December 11, 2018, to shareholders of record at the close of business on October 23, 2018.

With assets of approximately $1.8 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Larry D. Pickett, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	lpickett@peoplesbanknet.com

Press Release

Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519